Exhibit 5.1

December 16, 2019

Achieve Life Sciences, Inc.
1001 W. Broadway, Suite 400

Vancouver, BC V6H 4B1

Gentlemen/Ladies:

We have acted as counsel to Achieve Life Sciences, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (File No. 333-234530) filed with the Securities and Exchange Commission (the “Commission”) on November 11, 2019, and each amendment thereto (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to (i) 3,296,703Class A Units (the “Class A Units”), with each Class A Unit consisting of one share of the Company’s common stock, par value $0.001 per share (“Common Stock”), and a warrant to purchase one share of Common Stock; (ii) 12,009 Class B Units (the “Class B Units” and together with the Class A Units, the “Units”), with each Class B Unit consisting of one share of the Company’s Series B convertible preferred stock, par value $0.001 per share (“Series B Preferred Stock”), and a warrant to purchase a number of shares of Common Stock equal to $999.18 divided by the conversion price of the Series B Preferred Stock, with each Class B Unit to be offered to the public at an offering price of $999.18 per Class B Unit; (iii) shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock and (iv) shares of Common Stock issuable upon exercise of the warrants (the “Warrant Shares”) issued under each of the Class A Units and the Class B Units (each a “Warrant” and together the “Warrants”).  The shares of Common Stock included in the Class A Warrants, the Warrants and the Series B Preferred Stock, including the shares of Common Stock issuable upon the conversion of the Series B Preferred Stock, are collectively referred to herein as the “Securities.” The Units are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Ladenburg Thalmann & Co., Inc. The Securities are to be offered and sold in the manner described in the Registration Statement and the related prospectus included therein (the “Prospectus”).

In connection with our opinion expressed below we have examined originals or copies of the Company’s certificate of incorporation, as amended (the “Certificate”) and bylaws, as amended (the “Bylaws”), certain corporate proceedings of the Company’s board of directors (the “Board”) and stockholders relating to the Registration Statement and the Prospectus, the Series B Certificate of Designation, the Warrant, the Underwriting Agreement and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, and the absence of any undisclosed termination, waiver or amendment to any document reviewed by us. In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Delaware Secretary of State and representations made to us by the Company.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the (i) existing Delaware General Corporation Law of the State of Delaware and (ii) existing laws of the State of Washington (the “Applicable Laws”). To the extent that the Warrants are governed by the laws of any jurisdiction other than the State of Washington, our opinion expressed below assumes that Internal Washington Law (as defined below) will exclusively apply to and govern such Warrant Agreement, without regard to any interpretation or construction that might be indicated by the laws stated as governing any such Warrant Agreement.  As used herein “Internal Washington Law” means the internal laws of the State of Washington applicable to a contract made by Washington residents in the State of Washington that selects Washington law as the governing law of such contract, without regard to any laws or equitable principles regarding choice of law, conflict of laws or public policies that might make any other law(s) applicable.

Based upon, and subject to, the foregoing, we are of the opinion that:

1.	The Class A Units and the Class B Units, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

2.	The shares of Common Stock included in the Class A Units, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

3.

The shares of Series B Preferred Stock included in the Class B Units, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

4.	The shares of Common Stock, when issued upon conversion of the shares of Series B Preferred Stock, will be validly issued, fully paid and non-assessable.

5.	The Warrants, when issued as set forth in the Registration Statement will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.	The Warrant Shares, when issued upon exercise of the Warrants against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.  We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  This opinion is intended solely for use in connection with the issuance and sale of the Securities subject to the Registration Statement and is not to be relied upon for any other purpose.  In providing this opinion, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters.  This opinion is rendered on, and speaks only as of, the date first written above, and does not address any potential change in facts or law that may occur after the date of this opinion.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

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Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP